UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.  )
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Halifax Corporation of Virginia
(Name of Registrant as Specified In Its Charter)

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HALIFAX CORPORATION OF VIRGINIA
5250 Cherokee Avenue
Alexandria, Virginia 22312

ANNUAL MEETING OF SHAREHOLDERS
Dear Shareholders:
     It is my pleasure to invite you to attend our Annual Meeting of Shareholders, which will be held on November 2, 2007 at 10:00 a.m., local time, at our executive offices located at 5250 Cherokee Avenue, Alexandria, VA 22312.
     During the Annual Meeting, we will discuss each item of business described in the notice of Annual Meeting of Shareholders and proxy statement and report on our business operations.
     This booklet includes the notice of Annual Meeting of Shareholders, proxy statement, proxy card and voting instructions. The 2007 Annual Report to Shareholders is also enclosed. The proxy statement provides information about us in addition to describing the business we will conduct at the Annual Meeting.
     We encourage your attendance and look forward to seeing you at the meeting, but whether or not you plan to attend, your vote is very important to us. Information about voting procedures can be found in the proxy statement and on the stub portion of the enclosed proxy card. Please return a signed proxy card so that you can be sure your shares will be voted.

Sincerely,

/s/Charles L. McNew

Charles L. McNew President and Chief Executive Officer

HALIFAX CORPORATION OF VIRGINIA
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD NOVEMBER 2, 2007
To the Shareholders of Halifax Corporation of Virginia:
     NOTICE IS HEREBY GIVEN THAT our Annual Meeting of Shareholders will be held at our executive offices located at 5250 Cherokee Avenue, Alexandria, VA 22312 on November 2, 2007, at 10:00 a.m., local time.
     We are holding the meeting for the following purposes:
1.	To elect seven (7) directors, each for a one (1) year term, until his successor is duly elected and qualified, as more fully described in the accompanying proxy statement; and

2.	The transaction of such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.
     Our Board of Directors is not aware of any other matters to be brought before the Annual Meeting.
     Our Board of Directors has fixed the close of business on September 27, 2007, as the record date for the determination of shareholders entitled to vote at the Annual Meeting. Only shareholders of record at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting or any postponement or adjournment thereof.
     In addition to the proxy statement, proxy card and voting instructions, a copy of our 2007 Annual Report to Shareholders, which is not part of the proxy soliciting materials, is enclosed.
     YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING PLEASE SUBMIT YOUR PROXY CARD AS SOON AS POSSIBLE. PLEASE REVIEW THE INSTRUCTIONS ON THE PROXY CARD REGARDING YOUR VOTING OPTIONS. YOU CAN REVOKE A PROXY AT ANY TIME PRIOR TO ITS EXERCISE AT THE ANNUAL MEETING BY FOLLOWING THE INSTRUCTIONS IN THE ENCLOSED PROXY STATEMENT.

By Order of the Board of Directors

/s/ Ernest L. Ruffner
Ernest L. Ruffner Secretary
Alexandria, Virginia
October 2, 2007

HALIFAX CORPORATION OF VIRGINIA
5250 Cherokee Avenue
Alexandria, Virginia 22312
PROXY STATEMENT
     Our Annual Meeting of Shareholders will be held on November 2, 2007, at 10:00 a.m., local time, at our executive offices located at 5250 Cherokee Avenue, Alexandria, VA 22312, for the purposes set forth in the accompanying notice of Annual Meeting of Shareholders and described more fully below. The approximate date on which this proxy statement and the accompanying proxy card will first be sent or given to shareholders is October 2, 2007.
     Sending in a signed proxy card will not affect your right to attend the Annual Meeting and vote in person since the proxy card is revocable.
     The enclosed proxy is being solicited on behalf of our Board of Directors for use in voting at the Annual Meeting, including any postponements or adjournments thereof.
     At the Annual Meeting, shareholders will vote upon the election of directors. Our Board of Directors is not aware of any other matter to be brought before the Annual Meeting.
     Costs of Proxy Solicitation
     We will bear the cost of preparing, assembling and mailing the notice, proxy statement and proxy card and miscellaneous costs with respect to the same. We may, in addition, use the services of our officers, directors and employees to solicit proxies personally or by telephone and telegraph, but at no additional salary or compensation. We intend to request banks, brokerage houses and other custodians, nominees and fiduciaries to forward copies of the proxy materials to those persons for whom they hold shares and to request authority for the execution of proxies. We will reimburse them for reasonable out-of-pocket expenses incurred by them in so doing.
     Proxies and Voting
     A proxy card is enclosed. If properly executed and received in time for voting, and not revoked, the enclosed proxy card will be voted according to your directions. You can specify how you want your shares voted on each proposal by marking the appropriate boxes on the proxy card. Please review the voting instructions on the proxy card and read the entire text of each proposal prior to voting your proxy card. If your proxy is signed and returned without specifying a vote on any proposal, it will be voted according to the recommendations of our Board of Directors on that proposal.
     You may revoke your proxy card at any time before it is voted at the meeting by taking one of the following actions: (1) giving timely written notice of the revocation to our Secretary; (2) executing and delivering a later dated proxy card; or (3) voting in person at the Annual Meeting.
     The enclosed proxy card confers discretionary authority to vote with respect to any and all of the following matters that may come before the Annual Meeting: (i) matters about which we did not receive notice prior to September 25, 2007; (ii) approval of the minutes of a prior meeting of shareholders, if such approval does not amount to ratification at the Annual Meeting of the action taken at such prior meeting; (iii) the election of any person to any office for which a bona fide nominee is unable to serve or for good cause will not serve; (iv) any proposal omitted from this proxy statement and proxy card pursuant to Rules 14a-8 or 14a-9 under the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act in this proxy statement; and (v) matters incident to the conduct of the Annual Meeting. In connection with such matters, the persons named in the enclosed proxy card will vote in accordance with their best judgment.
SHARES OUTSTANDING AND VOTING RIGHTS
     Only shareholders who held shares of our common stock, par value $0.24 per share, of record at the close of business on September 27, 2007, referred to as the record date in this proxy statement, are entitled to notice of and vote at the Annual Meeting or any adjournment or postponement thereof. As of the record date, there were 3,175,206 shares of common stock outstanding. In order for a quorum to be present at the Annual Meeting, one-third of the shares of common stock at the close of business on the record date must be present in person or represented by proxy at the Annual Meeting. All such shares that are present in person or represented by proxy at the Annual Meeting will be counted in determining whether a quorum is present, including abstentions and broker non-votes (as described below).
     Broker non-votes (i.e., when a nominee holding shares of common stock cannot vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner) are counted in determining whether a quorum is present. Abstentions and shares held of record by a broker or nominee that are voted on any matter are counted in determining whether a quorum is present. Abstentions and broker non-votes are not counted as votes cast in the election of directors. Abstentions, but not broker non-votes, will have the same legal effect as a vote against any other proposal.
     Each share of common stock outstanding is entitled to one vote on each matter, which may be brought before the Annual Meeting. Directors are elected by a plurality of the votes of the shares present or represented by proxy at the Annual Meeting and entitled to vote. Each other matter to be voted upon requires the affirmative vote of a majority of the votes of shares present or represented by proxy at the Annual Meeting and entitled to vote on such matter.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth as of September 27, 2007 the number of shares of common stock beneficially owned by: (1) each person who owned of record, or is known by us to have beneficially owned, more than 5% of such shares then outstanding; (2) each director and nominee for director; (3) the executive officers named in the Summary Compensation Table contained in this proxy statement (the “named executive officers”); and (4) all executive officers, directors and director nominees as a group. Unless otherwise indicated, the address for each of the shareholders in the table below is c/o Halifax Corporation of Virginia, 5250 Cherokee Avenue, Alexandria, VA 22312.

	Amount and Nature of
Name and Address of Beneficial Owner	Beneficial Ownership		Percent
Nancy M. Scurlock	399,544.5	(1)	12.6%
10575 NW Skyline Boulevard Portland, OR 97231

The Arch C. Scurlock Childrens’ Trust	399,544.5	(2)	12.6%
c/o Ms. Kelly Thompson 46 S. Glebe Rd. #200 Arlington, VA 22204

Gary M. Lukowski(3)	157,773	(4)	5.0%
11321 NE 120th Street Kirkland, WA 98034

Jai N. Gupta,	198,286	(5)	6.1%
Shashi A. Gupta and RSSJ Associates, LLC 1173 Dolly Madison Blvd. McLean, VA 22101

John H. Grover	62,485	(6)	2.0%

John M. Toups	53,497	(7)	1.7%

Thomas L. Hewitt	44,897	(8)	1.4%

Gerald F. Ryles	106,586	(9)	3.4%

Arch C. Scurlock, Jr.	25,258	(10)	*

Daniel R. Young	40,897	(11)	1.3%

Charles L. McNew	175,697	(12)	5.3%

Joseph Sciacca	101,775	(13)	3.1%

Hugh M. Foley	50,598	(14)	1.6%

Douglas H. Reece	9,000	(15)	*

Directors and Officers as a group (10 persons)	670,690	(16)	19.0%

*	Less than 1%

(1)	Based in part on a Schedule 13G filed with the Securities and Exchange Commission, referred to as the SEC in this proxy statement, on October 3, 2005. Includes 6,583.5 shares subject to options granted pursuant to the Non-Employee Directors Stock Option Plan, which are exercisable within 60 days of the record date.

(2)	Based in part on a Schedule 13D filed with the SEC on October 3, 2005. Includes 6,583.5 shares subject to options granted pursuant to the Non-Employee Directors Stock Option Plan, which are exercisable within 60 days of the record date. Arch C. Scurlock, Jr., a director and nominee for director, is a trustee and beneficiary of this trust. Additionally, John H. Grover, a director and nominee for director, is a trustee of this trust. Messrs. Scurlock and Grover disclaim beneficial ownership of the shares beneficially owned by the trust because they do not have voting or investment control in accordance with the rules and regulations promulgated under the Exchange Act.

(3)	Mr. Lukowski is a former employee who resigned from his position on May 4, 2007.

(4)	Based in part on a Schedule 13D filed with the SEC on September 9, 2003.

(5)	Based in part on a Schedule 13D/A filed with the SEC on September 8, 2003 by Jai N. Gupta, Shashi A. Gupta and RSSJ Associates, LLC. Includes 121,655 shares held by RSSJ Associates LLC and 24,331 shares subject to warrants held directly by RSSJ Associates LLC, which are exercisable within 60 days of the record date. Mr. and Mrs. Gupta are the sole owners of RSSJ Associates, LLC and, as a result, may be deemed to beneficially own the 145,986 shares held directly by RSSJ Associates, LLC.

(6)	Includes 1,500 shares held by the John H. Grover Revocable Trust, 41,285 shares owned by Grofam, L.P., and 19,700 shares subject to options granted pursuant to the Non-Employee Directors Stock Option Plan and 2005 Stock Option and Stock Incentive Plan, which are exercisable within 60 days of the record date. Excludes shares held by The Arch C. Scurlock Children’s Trust, of which Mr. Grover serves as trustee (see note 2 above).

(7)	Includes 19,700 shares subject to options granted pursuant to the Non-Employee Directors Stock Option Plan and 2005 Stock Option and Stock Incentive Plan, which are exercisable within 60 days of the Record Date and 4,866 shares subject to warrants, which are exercisable within 60 days of the record date.

(8)	Includes 24,331 shares held by the Hewitt Family, LLC as well as 15,700 shares subject to options granted pursuant to the Non-Employee Directors Stock Option Plan and 2005 Stock Option and Stock Incentive Plan, which are exercisable within 60 days of the Record Date, and 4,866 shares subject to warrants, which are exercisable within 60 days of the record date.

(9)	Includes 101,494 shares held by the G. and A. Ryles Living Trust dated October 28, 1968, and 5,092 shares subject to options granted pursuant to the Non-Employee Directors Stock Option Plan and 2005 Stock Option and Stock Incentive Plan, which are exercisable within 60 days of the record date.

(10)	Includes 8,108 shares subject to options granted pursuant to the Non-Employee Directors Stock Option Plan and 2005 Stock Option and Stock Incentive Plan, which are exercisable within 60 days of the record date. Excludes shares held by The Arch C. Scurlock Children’s Trust, of which Mr. Scurlock serves as a trustee and is a beneficiary (see note 2 above).

(11)	Includes 11,700 shares subject to options granted pursuant to the Non-Employee Directors Stock Option Plan and 2005 Stock Option and Stock Incentive Plan, which are exercisable within 60 days of the Record Date and 4,866 shares subject to warrants, which are exercisable within 60 days of the Record Date.

(12)	Includes 24,331 shares held indirectly by IRA/retirement account for the benefit of Mr. McNew, 138,000 shares subject to options granted pursuant to the 1994 Key Employee Stock Option Plan and 2005 Stock Option and Stock Incentive Plan, which are exercisable within 60 days of the record date, and 4,866 shares subject to warrants, which are exercisable within 60 days of the record date.

(13)	Includes 9,742 shares held indirectly by IRA/retirement account for the benefit of Mr. Sciacca, 9,742 shares held indirectly by IRA/retirement account for the benefit of Mr. Sciacca’s wife, 67,500 shares subject to options granted pursuant to the 1994 Key Employee Stock Option Plan and 2005 Stock Option and Stock Incentive Plan, which are exercisable within 60 days of the record date, and 4,866 shares subject to warrants, which are exercisable within 60 days of the record date.

(14)	Includes 36,000 shares subject to options granted pursuant to the 1994 Key Employee Stock Option Plan and 2005 Stock Option and Stock Incentive Plan, which are exercisable within 60 days of the record date, and 2,433 shares subject to warrants, which are exercisable within 60 days of the record date.

(15)	Includes 9,000 shares subject to options granted pursuant to the 1994 Key Employee Stock Option Plan and 2005 Stock Option and Stock Incentive Plan, which are exercisable within 60 days of the record date.

(16)	Includes 223,090 shares held by IRA/retirement accounts, 330,500 shares subject to options granted pursuant to the 1994 Key Employee Stock Option Plan and the 2005 Stock Option and Stock Incentive Plan, which are exercisable within 60 days of the Record Date, and 26,763 shares subject to warrants, which are exercisable within 60 days of the Record Date.

PROPOSAL I — ELECTION OF DIRECTORS
     Our bylaws, as amended, referred to as the Bylaws in this proxy statement, provide that we shall be managed by a Board of Directors consisting of between three and seven members, the precise number of directors to be fixed from time to time by resolution of the Board of Directors. The number of directors is currently fixed at seven.
     Each director is elected to serve until the next annual meeting of shareholders or until the election and qualification of his respective successor. Our Board of Directors, based upon recommendations from the Nominating and Corporate Governance Committee, has nominated the nominees named on the following page, which nominees are currently serving as directors and have indicated their willingness to continue serving as directors. Our Board of Directors knows of no reason why such nominees would be unable to serve as directors. We expect each nominee to be able to serve if elected, but if any nominee notifies us before the meeting that he is unable to do so, then the proxies will be voted for the remainder of those nominated and, as designated by our Board of Directors, may be voted (i) for a substitute nominee or nominees, or (ii) to elect such lesser number to constitute the whole Board of Directors as equals the number of nominees who are able to serve.
     In accordance with the merger agreement pursuant to which we acquired Microserv, Inc., referred to as the merger agreement in this proxy statement, we agreed that the former shareholders of Microserv, Inc. shall have the right to nominate a director to our Board of Directors so long as such former shareholders collectively own greater than 50% of the number of shares of common stock issued to them pursuant to the merger agreement, referred to as the Microserv nominee in this proxy statement. As of the record date, the former shareholders of Microserv, Inc. collectively owned greater than 50% of the number of shares of common stock issued to them pursuant to the merger agreement. Gerald F. Ryles is the nominee of the former shareholders of Microserv Inc. Pursuant to the merger agreement, we also agreed to recommend, consistent with the fiduciary duties of our Board of Directors, the Microserv nominee to our shareholders and to undertake our best efforts to secure the election of such nominee. As recommended by the Nominating and Corporate Governance Committee, our Board of Directors nominated Mr. Ryles for election as director.
     In addition, pursuant to a voting agreement executed in connection with the merger agreement, Charles L. McNew, Joseph Sciacca, Hugh M. Foley and Thomas J. Basile, subject to certain limitations concerning the qualification of the Microserv nominee, are required to vote their respective shares of our voting capital stock in favor of the Microserv nominee.

     The following table sets forth the name of each of the nominees to our Board of Directors, together with their respective ages as of September 25, 2007, periods of service as directors, principal occupations or employment for the past five years and the names of other public companies in which such persons hold directorships, if any.

		Date First
Nominee	Age	Elected	Principal Occupation and Employment; Other Background
John H. Grover	80	1984	John H. Grover is the Chairman of our Board of Directors. From December 2002 until its liquidation in December 2003, Mr. Grover served as President of Research Industries Incorporated, a private investment company. Prior to such time, he served as Executive Vice President, Treasurer and director of Research Industries Incorporated from 1968 until June 2003, and as a director of TransTechnology Corporation, an aerospace engineering company, from 1969 to 1992. In addition, he presently serves as a director of Westgate Partners, Inc., a real estate investment company, World Resources Co., a recycling company, Parkgate Group, LLC, a real estate investment company, Aviation Facilities Company, Inc., a real estate investment company, and Nano-C, Inc., a chemical manufacturing company. He is a general partner of Grofam, L.P., an investment company.

Thomas L. Hewitt	69	2000	Thomas L. Hewitt has served as Chief Executive Officer of Global Governments LLC, a consulting firm, since June 2000. He founded Federal Sources, Inc. in December 1984, a market research and consulting firm, and served as Federal Sources, Inc.’s Chief Executive Officer until the recent sale of Federal Sources, Inc. in 2000. Prior to founding Federal Services, Inc., Mr. Hewitt served as a Senior Vice President of Kentron, an information technology professional services company acquired by Planning Resource Corporation, a government IT service company, and held several senior level positions at Computer Science Corporation, an information technology systems integration company, including President of the Infonet Government Systems Division and Vice President of Program Development of the Systems Group. Mr. Hewitt is currently a director of GTSI Corp., a reseller of software and hardware.

Charles L. McNew	56	2000	Charles L. McNew joined us in July 1999 and was appointed President and Chief Executive Officer in May 2000. He was acting President and Chief Executive Officer from April 2000 to May 2000 and prior to that was Executive Vice President and Chief Financial Officer. Prior to joining our company, from July 1994 through July 1999, Mr. McNew was Chief Financial Officer and later Chief Operating Officer of NumereX Corporation, a public Company which develops and markets communications and information products and services. Mr. McNew currently serves as a member of the Board of Directors of the Services Industry Association.

Gerald F. Ryles	71	2003	Gerald F. Ryles served as Chairman of the Board of Directors and Chief Executive Officer of Microserv, Inc. from January 1994 until January 2001. From January 2001 until we acquired by merger all of the issued and outstanding capital stock of Microserv, Inc., on August 29, 2003, Mr. Ryles served as the Chairman of the Board of

		Date First
Nominee	Age	Elected	Principal Occupation and Employment; Other Background
			Directors of Microserv, Inc. Mr. Ryles also serves as a director of Giant Campus, Inc., a software company, and Zumiez Inc., a mall based specialty retailer.

Arch C. Scurlock, Jr.	61	2003	Arch C. Scurlock, Jr. has served as a financial analyst consultant since June 2003. Prior to such time, he served as Vice President of Research Industries Incorporated from 1987 until December 2003 and as a director of Research Industries Incorporated from 1983 until December 2003. From 1977 to 1987, Mr. Scurlock was a chemical engineer at Atlantic Research Corporation, a government research company.

Daniel R. Young	73	2001	Daniel R. Young has served as a managing partner for The Turnberry Group, an advisory practice to chief executive officers and other senior executives, since October 2000. He also serves as a director of GTSI Corp. and NCI, Inc., an information technology systems engineer and integration company. Mr. Young was formerly Vice Chairman and Chief Executive Officer of Federal Data Corporation, a government IT service company, until 2000. He joined Federal Data Corporation in 1976 as the Executive Vice President, and in 1985 was elected President and Chief Operating Officer. Following the 1995 acquisition of Federal Data Corporation by The Carlyle Group, a private investment group, Mr. Young assumed the position of President and Chief Executive Officer. In 1998, he was elected Vice Chairman of the Board of Directors. Before joining Federal Data Corporation, Mr. Young was an executive of Data Transmission Company, an information technology company. He ultimately became Executive Vice President, and, prior to that, held various engineering, sales and management positions at Texas Instruments, Inc., a computer equipment manufacturer. He also served in the U.S. Navy as a sea officer.

John M. Toups	81	1993	John M. Toups currently serves as a director of GTSI Corp. and NVR, Inc., a residential construction company. Mr. Toups served as President and Chief Executive Officer of Planning Resource Corporation from 1978 to 1987. Prior to that he served in various executive positions with Planning Reserve Corporation. For a short period of time in 1990, he served as interim Chairman of the Board of Directors and Chief Executive Officer of the National Bank of Washington and Washington Bancorp.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
SHAREHOLDERS VOTE “FOR” THE NOMINEES FOR DIRECTOR.

Governance of the Company
     Our business is managed under the direction of our Board of Directors. Our Board of Directors has the responsibility of establishing corporate policies for our overall performance. Our Board of Directors meets at least quarterly during the year to review significant developments affecting our business and to act upon matters requiring Board of Directors approval. In addition, our Board of Directors receives monthly reports of significant activities that occur between meetings. Our Board of Directors also may hold special meetings when important matters require action between scheduled quarterly meetings. Members of senior management attend Board of Directors meetings to report on and discuss their areas of responsibility. During fiscal year 2007, we held five (5) meetings of our Board of Directors.
     During fiscal 2007, all of our directors attended 75% or more of all of the meetings of our Board of Directors (held during the period for which he was a director) and the meetings of all committees of our Board of Directors on which such director served.
Committees of the Board of Directors and Their Functions
     Our Board of Directors has established an Audit Committee, Compensation and Employee Benefits Committee, and Nominating and Corporate Governance Committee, each of which is briefly described below.
     Audit Committee. The Audit Committee assists our Board of Directors in maintaining the integrity of our financial statements and financial reporting processes and systems of internal audit controls, and our compliance with legal and regulatory requirements. The Audit Committee reviews the scope of independent audits and assesses the results. The Audit Committee meets with management to consider the adequacy of the internal controls and the objectivity of financial reporting. The Audit Committee also meets with the independent auditors and with appropriate financial personnel concerning these matters. The Audit Committee selects, compensates, appoints and oversees our independent auditors. The independent auditors periodically meet alone with the Audit Committee and always have unrestricted access to the Audit Committee. The Audit Committee also approves related party transactions. The Audit Committee, which currently consists of Messrs. Toups (Chairman), Young and Hewitt, met nine (9) times in the fiscal year 2007. The Board of Directors has determined that each of Messrs. Toups, Young and Hewitt are independent as defined in the applicable rules of the American Stock Exchange Company Guide, referred to as the AMEX Company Guide in this proxy statement, and Rule 10A-3 of the Exchange Act and that Messrs. Toups and Young qualify as “audit committee financial experts” as defined under Item 401 of Regulation S-K.
     The Audit Committee has adopted a charter. A copy of the Audit Committee’s charter is included as Appendix A to this proxy statement. It is not available on our website.
     Compensation and Employee Benefits Committee. The Compensation and Employee Benefits Committee, also referred to as the Compensation Committee in this proxy statement, administers incentive compensation plans, including stock option plans, and advises our Board of Directors regarding employee benefit plans. The Compensation Committee establishes the compensation structure for our senior managers and approves the compensation of our senior executives. Our Chief Executive Officer assists in this process by offering salary recommendations to the Compensation Committee for senior executives, other than himself. The

Compensation Committee also makes recommendations to the independent directors of our Board of Directors with respect to the compensation of our Chief Executive Officer and periodically reviews the compensation for outside directors and is responsible for recommending to our Board of Directors changes in director compensation. The Compensation Committee, which currently consists of Messrs. Grover (Chairman), Toups and Hewitt, met once in fiscal 2007. Each member is independent as defined in the applicable rules of the AMEX Company Guide. In addition, each member is a non-employee director as defined in Rule 16b-3(b)(3) of the Exchange Act.
     The Compensation Committee does not have a charter.
     Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee advises and makes recommendations to our Board of Directors on all matters concerning directorships, including the selection of candidates as nominees for election as directors and committee membership. The Nominating and Corporate Governance Committee is responsible for developing corporate governance policies and administering our Code of Business Conduct and Ethics. The Nominating and Corporate Governance Committee also recommends potential successors for key management positions. The Nominating and Corporate Governance Committee, which currently consists of Messrs. Grover (Chairman), Toups and Young, met once in fiscal 2007. Each member is independent as defined in the applicable rules of the AMEX Company Guide. On March 18, 2007, the Nominating and Corporate Governance Committee recommended to the Board of Directors the slate of director nominees for election at the Annual Meeting.
Director Nomination Process
     General Information. Our standing Nominating and Corporate Governance Committee of the Board of Directors is responsible for, among other matters, determining the types of backgrounds needed to strengthen and balance our Board of Directors, establishing criteria for selecting new directors, recommending nominees for director and recommending directors for membership on various Board of Directors committees for consideration of the full Board of Directors.
     A copy of the Nominating and Corporate Governance Committee’s charter is available on our website, www.hxcorp.com, via the Investors page. None of the information on our website or any other website identified herein is part of this proxy statement. All website addresses in this proxy statement are intended to be inactive textual references only. A copy of the Nominating and Corporate Governance Committee’s charter is also available in print to any shareholder on request to the Corporate Secretary at Halifax Corporation of Virginia, 5250 Cherokee Avenue, Alexandria, VA 22312.
     In addition, the Nominating and Corporate Governance Committee provides oversight with regard to our Code of Business Conduct and Ethics, which applies to our Chief Executive Officer, Chief Financial Officer and any other accounting officer, controller or persons performing similar functions. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K relating to amendments to, or waivers from, any provision of our Code of Business Conduct and Ethics by posting that information on our website. A copy of the Code of Business Conduct and Ethics is available on our website, www.hxcorp.com, via the Investors page. It is also available in print to any shareholder on request to the Corporate Secretary at Halifax Corporation of Virginia, 5250 Cherokee Avenue, Alexandria, VA 22312.
     Consideration of Director Candidates Recommended or Nominated by Shareholders. The Nominating and Corporate Governance Committee will consider properly submitted shareholder recommendations of director candidates. A shareholder who wishes to recommend a prospective director nominee should send a letter to the Chairman of the Nominating and Corporate Governance Committee at Halifax Corporation of Virginia, 5250 Cherokee Avenue, Alexandria, VA 22312. Such letter must be signed and dated and the following information must be included in or attached to the letter:
•	name and address of the shareholder making the recommendation;

•	proof that the shareholder was the shareholder of record, and/or beneficial owner, of the common stock as of the date of the letter;

•	the name, address and resume of the recommended nominee; and

•	the written consent of the recommended nominee to serve as a director of our company if so nominated and elected.
     The deadline for submitting the letter recommending a prospective director nominee for next year’s annual meeting of shareholders, is June 5, 2008, provided the shareholder making the recommendation would like the Nominating and Corporate Governance Committee to consider recommending such recommended candidate to the full Board of Directors for inclusion into the proxy materials for the next year’s annual meeting of shareholders.
     In addition, Section 10 of Article III of our Bylaws permits a shareholder to nominate directors for election at the annual shareholder meeting, provided the shareholder follows the procedures summarized below.
•	shareholder nominations for directors to be elected, which have not been previously approved by the Nominating and Corporate Governance Committee, must be submitted to the Chairman of the Nominating and Corporate Governance Committee in writing by certain deadlines specified in the Bylaws;

•	each shareholder nomination must set forth the following:
•	the name and address of the shareholder making the nomination and the person(s) nominated;

•	a representation that the shareholder is a holder of record, and/or beneficial owner, of voting stock and intends to appear in person or by proxy at the meeting to vote for the person(s) nominated;

•	description of all arrangements and understandings between the shareholder and each nominee and any other person(s), naming such person(s), pursuant to which the nomination was submitted by the shareholder;

•	such other information regarding the shareholder nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated by the Nominating and

Corporate Governance Committee, including, but not limited to, the principal occupation of each proposed nominee; and

•	the consent of each nominee to serve as a director if so elected.
     The deadline for submitting shareholder nominations pursuant to the foregoing procedure in connection with the next annual meeting of shareholders is June 5, 2008.
     Our Bylaws are available upon the shareholder’s written request, at no cost, to the Corporate Secretary at Halifax Corporation of Virginia, 5250 Cherokee Avenue, Alexandria, VA 22312.
     Director Qualifications. In order to be nominated for director, a director candidate must meet the following criteria:
•	the director must be a natural person over 21 years of age;

•	the director should have high-level business experience;

•	the director should have knowledge about the issues affecting our business and the industry in which we operate;

•	the director should have high moral character and share our values as outlined in our Code of Business Conduct and Ethics; and

•	the director should have sufficient time to devote their energy and attention to the diligent performance of their duties, including, but not limited to, reviewing corporate documents, SEC filings and other materials and attending Board of Directors and committee meetings, as applicable.
     Additional special criteria apply to directors being considered to serve on a particular committee of our Board of Directors, including, but not limited to, the Audit Committee. For instance, the Nominating and Corporate Governance Committee will review whether the director nominee is independent, as independence is defined in the AMEX Company Guide.
     Identifying and Evaluating Nominees for Director. The Nominating and Corporate Governance Committee assesses the appropriate size of our Board of Directors in accordance with our Articles of Incorporation, as amended, referred to as the Articles of Incorporation in this proxy statement, and Bylaws, whether any vacancies on our Board of Directors are expected and what incumbent directors will stand for re-election at the next annual meeting of shareholders. If vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee considers candidates for director suggested by members of the Nominating and Corporate Governance Committee and other Board of Directors members as well as management, shareholders and other parties. The Nominating and Corporate Governance Committee makes recommendations to the full Board of Directors regarding proposed candidates to fill the vacancy. The Nominating and Corporate Governance Committee also has the sole authority to retain a search firm to identify and evaluate director candidates. Except for incumbent directors standing for re-election as described below, there are no differences in the manner in which the Nominating and Corporate Governance Committee evaluates nominees for director, including those recommended by a shareholder or any other party.
     In the case of an incumbent director whose term of office expires, the Nominating and Corporate Governance Committee reviews such director’s service during the past term,

including, but not limited to, the number of Board of Directors and committee meetings attended, as applicable, quality of participation and whether the candidate continues to meet the general qualifications for a Board of Directors member, as outlined above, including the director’s independence, as well as any special qualifications required for a member of a Board of Directors committee if such director serves on one or more committees of our Board of Directors and makes a recommendation regarding such director’s nomination for re-election to the full Board of Directors. When a member of the Nominating and Corporate Governance Committee is an incumbent director eligible to stand for re-election, such director does not participate in the discussion of such director’s recommendation for nomination for election as a director by the Nominating and Corporate Governance Committee.
     In the case of a new director candidate, the Nominating and Corporate Governance Committee will evaluate whether the nominee is independent, as independence is defined in the AMEX Company Guide, and whether the nominee meets the qualifications for a Board of Directors member outlined above as well as any special qualifications applicable to a member of the Board of Directors committee, on which the nominee may be appointed to serve if elected. In connection with such evaluation, the Nominating and Corporate Governance Committee determines whether the committee should interview the nominee, and if warranted, one or more members of the Nominating and Corporate Governance Committee interview the nominee in person or by telephone.
     Upon completing the evaluation, and the interview in case of a new candidate, the Nominating and Corporate Governance Committee makes a recommendation to our full Board of Directors as to whether to nominate the director nominee for election at the shareholders meeting.
Independence of Directors
     Our Board of Directors has determined that Messrs. Grover, Toups, Hewitt and Young are “independent” within the definitions contained in the applicable rules of the AMEX Company Guide. In addition, our Board of Directors has determined that a majority of its members are independent as defined by the applicable rules of the AMEX Company Guide. In making this determination, our Board of Directors considered the relationship of Mr. Grover as a trustee of The Arch C. Scurlock Childrens’ Trust, one of our 10% shareholders.
Shareholder Communication with the Board of Directors
     Our shareholders may communicate issues or concerns regarding our business or the functions of our Board of Directors to our Board of Directors or individual members of our Board of Directors, including the Chairman of the Nominating and Corporate Governance Committee, Compensation and Employee Benefits Committee or Audit Committee, by sending a letter to the Corporate Secretary at Halifax Corporation of Virginia, 5250 Cherokee Avenue, Alexandria, VA 22312.
     Our Corporate Secretary will review all correspondence and will create a log of all correspondence received. The Secretary will periodically forward any correspondence received from a shareholder that deals with concerns regarding our business or with the functions of our Board of Directors or which our Secretary otherwise determines requires attention, to our Board of Directors or to the member of our Board of Directors to whom the correspondence is addressed. Directors may at any time review the log of all correspondence received and request copies of any such correspondence. Concerns relating to questionable accounting, internal controls or auditing matters will be brought to the attention of our Board of Directors in accordance with the procedures established by the Audit Committee with respect to such matters and set forth in our Whistle Blower Policy. A copy of our Whistle Blower Policy is available on our website, www.hxcorp.com, via the Investors page. It is also available in print to any shareholder on request to the Corporate Secretary at Halifax Corporation of Virginia, 5250 Cherokee Avenue, Alexandria, VA 22312.
Attendance at Annual Meetings of Shareholders
     Our Board of Directors has adopted a policy that a majority of our directors attend the annual meeting of shareholders. All of our directors attended last year’s annual meeting of shareholders.
2007 Director Compensation
     Our compensation program for outside directors is designed to enable us to attract, retain and motivate highly qualified directors to serve on our Board of Directors. It is also intended to further align the interests of our directors with those of our shareholders. Annual compensation for our outside directors in the fiscal year 2007 was comprised of a mix of cash and equity-based compensation.
     The following table sets forth information regarding the compensation of our outside directors for the fiscal year 2007.

	Fees earned or paid in cash	Option Awards		Total
Name	($)	($)(1)		($)
John H. Grover Chairman of the Board	$9,000	$488	(2)	$9,488
John M. Toups Director	9,000	488	(2)	9,488
Thomas L. Hewitt Director	9,000	488	(2)	9,488
Gerald F. Ryles Director	9,000	2,100	(2)(3)	11,100
Arch C. Scurlock, Jr. Director	9,000	1,210	(2)(4)	10,210
Daniel R Young Director	9,000	488	(2)	9,488

(1)	On March 31, 2007, the following represents the aggregate number of option awards outstanding for each of the above named directors: (i) Mr. Grover — 19,300; (ii) Mr. Toups — 19,300; (iii) Mr. Hewitt — 15,300; (iv) Mr. Ryles — 8,300; (v) Mr. Scurlock — 12,000; (vi) Mr. Young - 8,300. During fiscal 2007, Messrs. Grover, Toups, Hewitt, Ryles and Scurlock were each granted 2,000 options to purchase shares of our common stock at an exercise price of $3.00 per share, which awards are included in the table above.

(2)	This column represents the dollar amount recognized for financial reporting purposes with respect to the 2007 fiscal year for the fair value of stock options granted to each named director in accordance with SFAS 123R. These amounts were calculated using the Black Sholes option-pricing model based on the following assumptions: an expected volatility of 49.99%, an expected term to exercise of 6.25 years and an interest rate of 4.94%. These amounts reflect our accounting expense and do not correspond to the actual value that will be recognized by the named directors.

(3)	This represents the dollar amount recognized for financial reporting purposes with respect to the 2007 fiscal year for the fair value of stock options granted to Mr. Ryles in prior years of $1,612 in accordance with

SFAS 123R upon being elected to serve on the Board of Directors. These amounts were calculated using the Black Sholes option-pricing model based on the following assumptions: an expected volatility of 36.25%, an expected term to exercise of 6.25 years and an interest rate of 2.63%. This amount reflects our accounting expense and will not correspond to the actual value that will be recognized by Mr. Ryles.

(4)	This represents the dollar amount recognized for financial reporting purposes with respect to the 2007 fiscal year for the fair value of stock options granted to Mr. Scurlock in prior years of $722 in accordance with SFAS 123R upon being elected to serve on the Board of Directors. These amounts were calculated using the Black Sholes option-pricing model based on the following assumptions: an expected volatility of 43.32%, an expected term to exercise of 6.25 years and an interest rate of .95%. This amount reflects our accounting expense and will not correspond to the actual value that will be recognized by Mr. Scurlock.
Director Compensation Description
     Non-employee directors receive an annual fee of $1,000. Non-employee directors also receive $2,000 for each regular meeting of our Board of Directors attended in person and $1,000 for each regular meeting of our Board of Directors attended telephonically. In addition, non-employee directors receive $1,000 for each special meeting of our Board of Directors attended.
     Under our Non-Employee Directors Stock Option Plan, each director was granted options to purchase 5,000 shares of common stock on the first of the month following the date of the annual meeting of shareholders on which he was initially elected and was granted options to purchase up to 2,000 shares of common stock on each annual re-election by the shareholders as one of our directors. Such options were granted at an exercise price equal to or greater than the fair market value of the common stock on the date of grant. No further options may be granted pursuant to our Non-Employee Directors Stock Option Plan. Each non-employee director is eligible to receive awards under our 2005 Stock Option and Stock Incentive Plan.
Compensation Committee Interlocks and Insider Participation
     All members of the Compensation Committee during the fiscal year ended March 31, 2007 were independent directors. During fiscal 2007, none of the members of the Compensation Committee: (i) were officers or employees or former employees of our Company or our subsidiaries; (ii) were former officers of our Company or our subsidiaries; or (iii) had any relationship requiring disclosure by our Company under the SEC’s rules requiring disclosure of related party transactions. No executive officer of our Company serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors or the Compensation Committee.

REPORT OF THE AUDIT COMMITTEE
     The Audit Committee of the Board of Directors of Halifax Corporation of Virginia, referred to as the Company in this section, has reviewed and discussed the audited consolidated financial statements with management of the Company and Grant Thornton LLP, referred to as Grant Thornton, independent public accountants for the Company. Management represented to the Audit Committee that the company’s audited consolidated financial statements were prepared in accordance with generally accepted accounting principles in the United States.
     The Audit Committee has discussed with Grant Thornton the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380).
     The Audit Committee has received the written disclosures and confirming letter from Grant Thornton required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has discussed with Grant Thornton their independence from the company.
     Based on the reviews and discussions with management of the Company and Grant Thornton referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements of the Company and its subsidiaries for the fiscal year ended March 31, 2007 be included in the Company’s Annual Report on Form 10-K for the year ended March 31, 2007.
     This Audit Committee Report shall not be deemed incorporated by reference in any document previously or subsequently filed with the SEC that incorporates by reference all or any portion of this proxy statement.

Audit Committee

John M. Toups, Chairman Daniel R. Young
Thomas L. Hewitt

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
     The following discussion and analysis of the compensation arrangements of our Chief Executive Officer, Chief Financial Officer and each of our three other most highly compensated officers whose total compensation exceeded $100,000 in the fiscal year ended March 31, 2007, referred to as the named executive officers in this proxy statement, should be read together with the compensation tables and related disclosures set forth elsewhere in this proxy statement. This discussion contains forward looking statements that are based on our current plans and expectations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.
     Overview of our Compensation Philosophy. Our overall compensation philosophy is to provide executive compensation packages that enable us to attract, retain and motivate executive officers to achieve our short-term and long-term business goals. Consistent with this philosophy, the following elements provide a framework for our executive compensation program: (i) competitive salary; (ii) bonus and award programs designed to reinforce desired performance metrics; and (iii) use of non-cash compensation to align the interests of our executives with those of our shareholders. The payment of cash compensation serves to reward our executive officers for attaining short term corporate goals and grants of options to purchase our common stock provide executive officers with long term incentive to continue achieving value added results for our shareholders.
     Role of our Compensation Committee. Our executive compensation program is approved and monitored by the Compensation Committee of our Board of Directors. The members of the Compensation Committee are John Grover (chairman), John Toups and Thomas Hewitt, each of whom is an independent, non-employee director. The Compensation Committee maintains a practice of meeting prior to each regular Board of Directors meeting and generally holds a session to discuss the compensation of executive officers (without management present) at each regular board meeting.
     Under the terms of its charter, the Compensation Committee is responsible for reviewing and approving compensation granted to our named executive officers, including our Chief Executive Officer; however, the independent directors of the Board of Directors make the final determination as to the compensation paid to the Chief Executive Officer. In particular, the Compensation Committee reviews and approves the following components of compensation for the named executive officers:
•	annual base salary;

•	cash bonuses, including specific goals and amounts;

•	other equity compensation;

•	employment agreements, severance arrangements and change of control agreements/provisions, as applicable;

•	signing bonus or payment of relocation costs for new hires; and

•	any other material benefits or compensation or arrangements.

     The Compensation Committee serves as the administrator for our 2005 Stock Option and Stock Incentive Plan. All option grants, including grants to named executive officers, are approved by the Compensation Committee.
     In addition, the Compensation Committee has the authority to retain its own compensation consultant, review and assess the annual incentive plans for our executives, provide feedback regarding proposed employment agreements with our named executive officers and obtain advice and assistance from internal or external legal, accounting or other advisors, as needed.
     Executive Compensation Program. Our performance-oriented compensation program consists of a base salary, annual cash bonuses, long-term equity incentives (including stock and option awards), benefits (including health and dental plans, life insurance, disability benefits and a 401(k) plan) and severance and termination protection. We believe that appropriately balancing the total compensation package and ensuring the viability of each component of the package is necessary in order to provide market-competitive compensation and to attract and retain talent. As a small public company, we also try to optimize the mix of components to make such compensation programs cost effective.
     The Compensation Committee evaluates each executive officer annually, focusing on the individual’s ability to meet performance objectives and his ability to achieve certain company goals. Following this analysis, the Compensation Committee establishes a basis for the pay levels of the executive officers for the new fiscal year. Our Chief Executive Officer assists in this process by offering salary recommendations to the Compensation Committee for executive officers, other than himself. Total compensation for our executive officers may vary significantly from year-to-year based on company and individual performance. Further, the value of equity-based awards to our executives will vary in value based on our stock price performance over time.
     The following is a more detailed explanation of the primary components of our executive compensation program.
     Base Salary. Base salary is primarily determined by competitive benchmarking and individual job performance. Base salaries for executive officers are reviewed at least annually. In each case, we take into account the results achieved by the executive, his or her future potential, scope of responsibilities, business experience and competitive salary practices. We do not apply specific formulas to determine annual pay increases, if any, and attempt to make decisions regarding changes in base salary in the context of other short-term and long-term compensation components. Approved increases in base salary are generally effective on the first of the month following our annual shareholders meeting each year.
     Relative to the fiscal year ended March 31, 2007, we anticipate an approximately 5% to 7% increase in the base salary of our named executive officers, excluding Mr. Reece, for the 2008 fiscal year. Mr. Reece will continue to receive previous base salary and other incentivized compensation based on our ability to reach established revenue targets.
     Cash Bonuses. Our named executive officers are eligible for our Senior Management Cash Bonus Plan. In general, this plan provides cash bonuses to executive officers upon the attainment of objectives directly related to our performance against the budget, which are parallel with the interests of our shareholders.

     At the start of each fiscal year, the Compensation Committee works directly with our Chief Executive Officer to define specific performance goals for each executive officer, which constitute the basis for each executive’s performance objectives under the plan. This process is an integral part of our culture and is intended to reinforce our collaborative, team-oriented and performance-driven environment. In addition, the cash bonuses are designed to reward our executive officers for the attainment of short term corporate goals.
     During our fiscal year ended March 31, 2007, we did not attain our budgeted goals and, as a result, the executive officers did not receive any cash bonus compensation. In fiscal year 2008, annual bonus opportunities for our named executive officers may range from 15% to 25% of base salary. In addition, the Compensation Committee may add qualitative components to the Senior Management Cash Bonus Plan. In such case, the weight given to each quantitative and qualitative component used to evaluate the named executive officers will be determined by the Compensation Committee. The Compensation Committee may also decide to make any qualitative performance-based bonus contingent on the achievement of certain quantitative goals. This measure would prevent executive’s from receiving cash bonuses based on qualitative performance in the event that we did not achieve preestablished revenue and earnings targets.
     Long Term Equity Incentives — Stock Options. Consistent with our compensation philosophy, a portion of our compensation program is based on our long-term performance and the price of our common stock. This component consists of options to purchase our common stock. Similar to base salary increases, stock options are also granted to address promotions and significant changes in responsibility. The Compensation Committee does not utilize a specific formula as the basis for granting awards under our stock incentive plans.
     Stock options are granted at exercise prices equal to the fair market value (i.e., the closing price) of our stock on the date of grant. Accordingly, stock options will only result in compensation to the executive officer to the extent our stock price increases during the applicable term of the option. Employee stock options previously granted under our 2005 Stock Option and Stock Incentive Plan typically vested over five annual installments, 20% each year on the anniversary of the date of grant.
     Although stock options are expensed on and negatively impact our net operating results, we believe that long-term equity-based compensation is a critical element of our overall compensation program because it helps focus our executives on our long-term financial goals and operational performance and also aligns the interests of our executives with those of our shareholders. The potential financial value offered through such options is also an important retention tool.
     We attempt to award stock options in a manner that we believe is competitive in the industry and in relation to the particular job function of the executive officer. The Compensation Committee, however, has the ability to award a significantly greater number of stock options if it deems such award to be in the best interests of the Company and our shareholders.
     The Compensation Committee seeks to avoid granting stock options under the 2005 Stock Option and Stock Incentive Plan when our directors and executive officers are aware of material non-public information that reasonably may be perceived to impact the market price of our common stock or around the time that such information is released. With that said, grants of stock options for employees and directors, including executive officers, are generally awarded at the first regular meeting of the Compensation Committee following the annual shareholder meeting. All other option awards are made at regularly scheduled Compensation Committee meetings. The Compensation Committee’s meetings are scheduled to coincide with established Board of Director meetings. Thus, the proximity of any stock option issuance to an earnings announcement or other market event is coincidental.
     Benefits. In general, our practice is to provide commensurate benefits to employees at all levels of our organization. Consistent with this practice, the following is a list of the primary benefits provided to our employees, including our executive officers:
•	Health and dental plans, including, at the employee’s option, Flexible Spending Accounts and/or a Health Savings Account. In the event that an employee elects to participate in a Health Savings Account, we contribute up to $2,500 to the employee’s Health Savings Account annually;

•	Term life insurance and optional supplemental life insurance;

•	Optional supplemental health coverage;

•	Short and long-term disability benefits;

•	401(k) plan, including a company match of 50% of employee contributions up to 1% of the employee’s total cash compensation; and

•	Paid time off and holidays.
     We believe that these benefits are consistent with those offered by other companies and specifically with those companies with which we compete for employees.
     Additionally, we provide our Chief Executive Officer with an automobile and compensate him for related operating expenses.
     Termination and Severance Benefits. We have entered into termination/separation agreements with all of our named executive officers other than our Chief Executive Officer, Mr. McNew. The agreements are intended to provide the executives with compensation when their jobs are eliminated for business or economic reasons. For a more detailed discussion of the agreements, see “— Potential Payments Upon Termination or Change-in-Control — Termination/Separation Agreements with Mr. Sciacca, Mr. Foley and Mr. Reece.”
     We have agreed to provide Mr. McNew with severance benefits upon certain separations of his employment in accordance with an Executive Severance Agreement. Mr. McNew is entitled to severance benefits if (i) his employment is terminated by us for any reason other than cause or in connection with his death, disability, resignation or retirement, or (ii), under certain circumstances, his employment is terminated in connection with a change of control disposition. For a further discussion regarding the termination situations entitling Mr. McNew to severance benefits, see “— Potential Payments Upon Termination or Change-in-Control — Severance Agreement with Mr. McNew.”
     With regard to the change of control provision, the benefits that may be paid in case of a change of control disposition are based on a “double trigger,” that is, a defined change of control plus a termination of the executive’s employment. We believe that the double trigger is appropriate because it limits the ability of the executive to receive a payment upon a change of control to those situations involving a hostile change of control event that results in the termination of the executive’s employment.

     In all, the severance benefits were designed to provide Mr. McNew with a certain measure of job security and protection against termination without cause and termination or loss of employment through no fault of Mr. McNew. For more details on these benefits, see “— Potential Payments Upon Termination or Change-in-Control — Severance Agreement with Mr. McNew.”
     Competitive Market Review and Future Trends. We attempt to align our overall executive compensation with other publicly-traded peer companies who share similar characteristics. Due to our product and service offerings, our peer group includes a broad range of technology and growth companies with whom we compete for executive talent. In general, we consider peer companies based on industry focus, market capitalization, revenue, net income/loss and geographic proximity. Data on compensation practices at such companies has historically been gathered through searches of publicly-available information, including subscription databases and Securities and Exchange Commission filings. We use such information primarily to help guide decisions on base salary, target bonuses and equity-based awards.
     In general, we believe that base salary should be targeted at the median (or 50th percentile) of base salary of comparable positions at comparable companies in our peer group. We attempt to set total cash compensation at approximately the 60th percentile of total cash compensation of comparable positions at comparable companies in our peer group. Nevertheless, in determining base salary and total cash compensation we also consider other factors such as job performance, skill set, prior experience, seniority, pay levels of similarly situated positions within the company, retention and market conditions generally.
     We intend to continue our strategy of paying competitive short-term cash compensation and offering long-term incentives through equity-based compensation programs that align individual compensation with corporate financial performance. We believe that our total compensation package is consistent with the market in the aggregate. We also believe that, in light of our compensation philosophy, total compensation for our executives should continue to consist of base salary, annual cash bonus awards, long-term equity based compensation and certain other benefits.
     We anticipate that the competitive posture of our total compensation will vary year-to-year as a result of our performance, as well as the performance of our peer group companies and the market as a whole. Accordingly, the magnitude and weighting of different compensation components will likely evolve as we grow and continue closer to achieving profitability. As of the date of this proxy statement, we do not intend to enter into additional employment agreements.
     Accounting and Tax Considerations. Our issuance of stock options is impacted by the implementation of Statement of Financial Accounting Standard No. 123R, “Share-Based Payment,” referred to as SFAS No. 123R in this proxy statement, which we adopted April 1, 2006. Under this accounting standard, we are required to value unvested stock options, from both prior and current years, under the fair value method and expense those amounts in the income statement over the stock option’s remaining vesting period. During fiscal year 2007, we recorded $30,000 in stock compensation expense under SFAS No. 123R.
     We have structured our compensation program to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended. Under Section 162(m), our tax deduction for compensation paid to certain executive officers is limited to $1.0 million in any tax year, unless the compensation is performance based. We do not have any executive officers who earned non-performance based compensation that would limit our tax deduction under Section 162(m).
Fiscal 2007 Summary Compensation Table
     The following table sets forth information concerning the compensation awarded to or earned during our fiscal year ended March 31, 2007 by our named executive officers.

			Option	All Other
		Salary	Awards	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)
Charles L. McNew	2007	$263,390	$6,397	$7,452	$274,239
President and Chief Executive Officer
Joseph Sciacca	2007	171,448	3,472	12,004	186,924
Vice President of Finance and Chief Financial Officer
Hugh M. Foley	2007	161,696	2,588	5,381	169,665
Vice President, Operations
Douglas H. Reece	2007	157,085	1,220	11,422	169,727
Vice President, Sales and Marketing

(1)	This column represents the dollar amount recognized for financial reporting purposes with respect to the 2007 fiscal year for the fair value of stock options granted to each named director in accordance with SFAS 123R. These amounts were calculated using the Black Sholes option-pricing model based on the following assumptions: an expected volatility of 49.99%, an expected term to exercise of 6.25 years and an interest rate of 4.94%. These amounts reflect our accounting expense and do not correspond to the actual value that will be recognized by the named directors.

(2)	Amounts in this column include: contributions to the 401(k) plans of Messrs. McNew, Sciacca, Foley and Reece in the amounts of $2,330, $1,667, $1,551 and $1,124, respectively; contributions to the health and benefit insurance premiums of Messrs. McNew, Sciacca, Foley and Reece in the amounts of $122, $10,337, $3,830 and $10,298, respectively; and a $5,000 deemed value of a company owned automobile used by Mr. McNew.
     Elements of compensation for our named executive officers include salary, options to purchase shares of our common stock and other perquisites, as applicable. We do not have a pension plan, do not pay non-equity incentive plan based compensation and do not offer nonqualified deferred compensation arrangements. Further, we did not pay cash bonuses or grant stock awards in the fiscal year 2007. As a result, columns related to these items have been deleted from the table above. For a further discussion regarding our executive compensation program and the elements thereof and reasons therefore, see “— Compensation Discussion and Analysis.”

Grants of Plan-Based Awards In Fiscal 2007
     The following table shows all plan-based awards granted to our named executive officers under our 2005 Stock Option and Stock Incentive Plan during fiscal 2007.

		All Other Option		Grant Date Fair
		Awards: Number of		Value of Stock
		Securities Underlying	Exercise or Base	and Option
	Grant	Options	Price of Option	Awards
Name	Date	(#)(1)	Awards ($/Sh)	($)(2)
Charles L. McNew	7/21/2006	15,000	$3.00	$24,410
President and Chief Executive Officer
Joseph Sciacca	7/21/2006	7,500	3.00	12,205
Vice President of Finance and Chief Financial Officer
Hugh M. Foley	7/21/2006	5,000	3.00	8,136
Vice President, Operations
Douglas H. Reece	7/21/2006	5,000	3.00	8,136
Vice President, Sales and Marketing

(1)	Options to purchase common stock shown in the Table were made under our 2005 Stock Option and Stock Incentive Plan. The exercise price of the options is the closing price of our common stock on the date of grant, which is the date when the Compensation and Employee Benefits Committee approved such awards.

(2)	This column represents the dollar amount recognized for financial reporting purposes with respect to the 2007 fiscal year for the fair value of stock options granted to each named officers in accordance with SFAS 123R. These amounts were calculated using the Black Sholes option-pricing model based on the following assumptions: an expected volatility of 49.99%, an expected term to exercise of 6.25 years and an interest rate of 4.94%. These amounts reflect our accounting expense and do not correspond to the actual value that will be recognized by the named officers.
     We did not pay non-equity incentive plan based compensation, equity incentive plan awards or issue stock awards during the 2007 fiscal year. As a result, columns related to these items have been deleted from the table above.

Outstanding Equity Awards at 2007 Fiscal Year End
     The following table sets forth the information regarding the outstanding equity awards to our named executive officers at March 31, 2007.

Option Awards
	Number of Securities	Number of Securities
	Underlying	Underlying Unexercised	Option
	Unexercised Options	Options	Exercise	Option
	(#)	(#)	Price	Expiration
Name	Exercisable	Unexercisable(1)	($)	Date
Charles L. McNew	45,000	—	$5.75	10/2/2009
President and Chief	25,000	—	5.50	5/16/2010
Executive Officer	25,000	—	4.05	3/17/2012
	10,000	—	3.10	3/17/2013
	25,000	—	4.45	4/21/2014
	5,000	—	3.40	9/7/2015
	3,000	12,000	3.00	7/18/2016

Joseph Sciacca	10,000	—	$5.50	12/3/2009
Vice President of	15,000	—	5.50	5/16/2010
Finance and Chief	10,000	—	5.50	5/16/2010
Financial Officer	10,000	—	4.05	3/17/2012
	6,000	—	3.10	3/17/2013
	10,000	—	4.45	4/21/2014
	5,000	—	3.40	9/7/2015
	1,500	6,000	3.00	7/18/2016

Hugh M. Foley	10,000	—	$7.56	2/28/2010
Vice President,	2,500	—	4.05	3/17/2012
Operations	5,000	—	3.10	3/17/2013
	12,500	—	4.45	4/21/2014
	5,000	—	3.40	9/7/2015
	1,000	4,000	3.00	7/18/2016

Douglas H. Reece	2,500	—	$3.00	12/4/2011
Vice President,	500	—	4.05	3/17/2012
Sales and	2,500	—	5.02	9/14/2014
Marketing	5,000	—	3.40	9/7/2015
	1,000	4,000	3.00	7/18/2016

(1)	All unvested options to purchase common stock vest at a rate of 20% of the initial award each year on each anniversary of the date of grant, July 21, 2006.
     We did not grant any stock awards during fiscal 2007. As a result, columns related to these items have been deleted from the table above.
Option Exercises and Stock Vested in Fiscal Year 2007
     No restricted stock awards held by our named executive officers vested during fiscal 2007 and no options were exercised by our named executive officers during fiscal 2007.

Potential Payments Upon Termination or Change-in-Control
Severance Agreement with Mr. McNew
     On March 31, 2003, we entered into an amended and restated Executive Severance Agreement with Mr. McNew, our President and Chief Executive Officer. This agreement provides severance benefits to Mr. McNew under certain circumstances and remains in effect so long as we continue to employ Mr. McNew. The agreement confirms that Mr. McNew’s employment is at will and provides for termination without additional compensation in the event of death, disability, resignation, retirement or termination for cause, referred to as the excluded circumstances in this proxy statement. “Cause” is defined as “gross negligence, willful misconduct, fraud, willful disregard of the Board of Directors’ direction or breach of a published Company policy.”
     Termination for any Reason other than in connection with an Excluded Circumstance
     Under the terms of the agreement, except in connection with a change of control disposition, in the event that Mr. McNew’s employment is terminated other than in connection with an excluded circumstance, Mr. McNew would be entitled to receive his then current salary for a period of twelve months. Based on the foregoing, if Mr. McNew’s employment was terminated on March 31, 2007, Mr. McNew would be entitled to receive a severance payment of $263,390.
     Termination in connection with a Change of Control Disposition
     Under the terms of the agreement, a “change of control disposition” is generally deemed to occur if (i) 25% or more of the voting power of our stock is acquired by another entity or (ii) there is a sale of substantially all of our assets to another entity. In the event that Mr. McNew’s employment is terminated within one year of a change of control disposition, other than in connection with an excluded circumstance, Mr. McNew would be entitled to receive his then current salary for a period of twenty-four months. In the event that Mr. McNew’s employment is terminated for any reason within ninety days following a change of control disposition, Mr. McNew would be entitled to receive an amount equal to two times his then current salary. Based on either of the foregoing, if Mr. McNew’s employment was terminated on March 31, 2007, Mr. McNew would be entitled to receive a severance payment of $526,780.
     The agreement provides that Mr. McNew may elect to receive his severance payments in a lump sum or in equal payments at intervals of no more often than semimonthly over a period of his choice that is not to exceed the number of months of compensation due to him.
     General Requirements
     Pursuant to the terms of the agreement, Mr. McNew may not disclose, publish or use, or permit anyone else to disclose, publish or use, any of our proprietary or confidential information or trade secrets for any purpose unrelated to his employment at any time during or after his employment. Mr. McNew must also return to us all proprietary material that he possesses on the date his employment is terminated. In addition, should Mr. McNew’s employment be terminated for any reason other than “Cause,” Mr. McNew may not (i) directly or indirectly, sell, market, or otherwise provide any client or previously identified prospective client, products or services similar to or in competition with those sold or distributed by us, in any geographic area in which we offer any such products or services, or (ii) participate directly or indirectly in the hiring or soliciting for employment of any person we employ.
Termination/Separation Agreements with Mr. Sciacca, Mr. Foley and Mr. Reece
     We entered into a termination/separation agreement with Mr. Sciacca on May 10, 2000, Mr. Foley on January 17, 2003 and Mr. Reece on April 19, 2006. Mr. Sciacca’s termination/separation agreement was subsequently modified on March 20, 2003.
     As per Mr. Sciacca’s modified termination/separation agreement, in the event that Mr. Sciacca’s employment is terminated without cause, Mr. Sciacca would be entitled to receive his then current salary for a period of nine months. As per their respective termination/separation agreements, in the event that the employment of Mr. Foley or Mr. Reece is terminated without cause, each individual would be entitled to receive their then current salary for a period of six months. In each of the aforementioned termination/separation agreements, “Cause” is defined to mean: “A good faith finding by the Company of your failure to perform the duties reasonably assigned to you; dishonesty, gross negligence or misconduct, or your conviction, or your entry of a pleading of guilty or nolo contender, to any crime involving more turpitude or any felony.”
     If the employment of Mr. Sciacca was terminated without cause on March 31, 2007, Mr. Sciacca would be entitled to receive a payment of $128,586 over a nine month period. If the employment of Mr. Foley or Mr. Reece was terminated without cause on March 31, 2007, each would be entitled to receive a payment of $80,598 and $78,542.50, respectively, over a six month period.
2005 Stock Option and Stock Incentive Plan
     Under our 2005 Stock Option and Stock Incentive Plan, in the event of a change of control, all unvested option awards will become fully vested immediately upon the occurrence of a change of control and may be exercised for up to 100% of the total number of shares then subject to the option minus the number of shares previously purchased upon exercise of the option. Notwithstanding the above, in the event of a sale or a proposed sale of the majority of our stock or assets or a proposed change of control, the Compensation and Employee Benefits Committee has the right to terminate any unvested option award upon thirty days written notice, subject to the holder’s right to exercise such option to the extent vested prior to such termination.
     A “change of control” is generally deemed to occur if (i) there is a change within a twelve-month period in the holders of more than 50% of our outstanding voting stock; or (ii) the Compensation and Employee Benefits Committee deems any other event to constitute a change of control.

     The table below provides an estimate of the value of the potential benefit that each executive might be entitled to receive upon a change of control under this plan as if the change of control had occurred on March 31, 2007.

	Estimated Value of Potential Benefit under the 2005 Stock Option and Stock
	Incentive Plan Upon Change of Control to:
Potential Benefit	Charles L. McNew	Joseph Sciacca	Hugh M. Foley	Douglas H. Reece
Vesting in full of unvested stock option awards(1)	$600	$300	$200	$200

(1)	This amount represents the unrealized value of the unvested portion, or options to purchase 12,000, 6,000, 4,000 and 4,000 shares of common stock granted to Mr. McNew, Mr. Sciacca, Mr. Foley and Mr. Reece, respectively, under the plan as of March 31, 2007. The unrealized value of unvested options was calculated by multiplying (a) the number of shares underlying the unvested options by (b) the difference between 3.05, the closing price of our common stock on March 30, 2007, the last trading day before March 31, 2007, and the applicable per share exercise price of the options.
COMPENSATION AND EMPLOYEE BENEFITS COMMITTEE REPORT
     The Compensation and Employee Benefits Committee has reviewed and discussed the Compensation Discussion and Analysis section appearing above with the management of the Company. Based on this review and these discussions, the Compensation and Employee Benefits Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2007 and in this proxy statement.
     This Compensation and Employee Benefits Committee Report shall not be deemed incorporated by reference in any document previously or subsequently filed with the SEC that incorporates by reference all or any portion of this proxy statement.

Compensation and Employee Benefits
Committee

John H. Grover (Chairman)
John M. Toups
Thomas Hewitt

TRANSACTIONS WITH RELATED PERSONS
     On June 29, 2005, we amended our 8% promissory notes dated October 8, 1998, October 13, 1998, November 2, 1998 and November 5, 1998 and 7% convertible subordinated debentures dated January 27, 1998, as amended on August 7, 2003 and September 30, 2003, to extend the maturity date to July 1, 2007, which date is the next day immediately succeeding the expiration of our second amended and restated loan and security agreement with Provident Bank. The holders of the 8% promissory notes and 7% convertible subordinated debentures are The Arch C. Scurlock Children’s Trust, referred to as the Children’s Trust in this proxy statement, and Nancy M. Scurlock. Each holder owns more than 10% of our common stock. Arch C. Scurlock, Jr., a beneficiary and trustee of the Children’s Trust, and John H. Gover, a trustee of the Children’s Trust, are members of our Board of Directors. Subject to the prior approval of Provident Bank, which was obtained, we agreed to make principal and accrued interest payments on the 8% promissory notes and 7% convertible subordinated debentures aggregating $1.5 million. We used a portion of the proceeds from the sale of our secure network services business to repay certain 8% promissory notes and the 7% convertible subordinated debentures. As a result of this transaction, the 7% convertible subordinated debentures in the aggregate principal amount of $400,000 were repaid, the 8% promissory notes dated October 8, 1998 in the aggregate principal amount of $500,000 were repaid and the 8% promissory notes dated October 13, 1998 in the aggregate principal amount of $500,000 were repaid. Also, accrued interest in the aggregate amount of $100,000 was paid to the holders of the 7% convertible subordinated debentures and 8% promissory notes dated October 8, 1998, October 13, 1998, November 2, 1998 and November 5, 1998. At March 31, 2007, the aggregate balance of the 8% promissory notes owed to the Children’s Trust and Nancy M. Scurlock was $142,000.
     On May 24, 2007, the Audit Committee adopted written policies and procedures regarding related party transactions. Our related party transactions policy covers any transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships in which we or any of our subsidiaries was, is or will be a participant and the amount involved exceeds $1,000, and in which any related party had, has or will have a direct or indirect interest. Under this policy, the Audit Committee must approve all related party transactions between us or one of our subsidiaries and a director, nominee for director, executive officer, five percent shareholder, certain related entities or immediate family members of a director, executive officer or five percent shareholder that would be required to be disclosed in our proxy statements. The policy also authorizes the Chairperson of the Audit Committee to approve, or reject, proposed related party transactions in those instances in which it is not practicable or desirable for us to wait until the next Audit Committee meeting.
     All interested parties who wish to communicate with our Audit Committee may do so by addressing their written correspondence to the Audit Committee at Halifax Corporation of Virginia, 5250 Cherokee Avenue, Alexandria, VA 22312.

INDEPENDENT PUBLIC ACCOUNTANTS
     Grant Thornton LLP, referred to as Grant Thornton, has served as the independent public accountants for us and our subsidiaries since July 2004 and has been selected by the Audit Committee to continue for the year ending March 31, 2008.
Independent Public Accountant Fee Information
     We were advised by Grant Thornton that no member of Grant Thornton has any direct or indirect interest in our business or any of our subsidiaries or has had, since its appointment, any connection with us or any of our subsidiaries in the capacity of promoter, underwriter, voting trustee, director, officer or employee. Representatives of Grant Thornton are expected to attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.
     Aggregate fees for professional services rendered for us by Grant Thornton for the years ended March 31, 2007 and 2006 were:

	2007	2006

Audit Fees	$316,855	$241,284
Audit Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total	$316,855	$241,284

     All services performed by Grant Thornton were pre-approved by the Audit Committee. The Audit Committee has considered whether the provision of services covered in the preceding paragraphs is compatible with maintaining Grant Thornton’s independence.
     Audit Fees. The audit fees billed by Grant Thornton for the fiscal years ended March 31, 2007 and 2006 were for professional services rendered for the audits of our financial statements, quarterly reviews, issuance of consents, and assistance with the review of documents filed with the SEC.
     Audit-Related Fees. There were no audit related fees billed by Grant Thornton for the fiscal years ended March 31, 2007 and 2006.
     Tax Fees. There were no tax fees billed by Grant Thornton for the fiscal years ended March 31, 2007 and 2006.
     All Other Fees. There were no other fees billed by Grant Thornton for the fiscal years ended March 31, 2007 and 2006.
Pre-Approval Policies and Procedures
     The Audit Committee must approve all auditing services and non-audit services provided by Grant Thornton. The non-audit services specified in Section 10A(g) of the Exchange Act may not be provided by Grant Thornton. The Audit Committee will periodically review fees for services rendered with the full Board of Directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) reports they file. We believe that all of the filing requirements were complied with by our officers and directors and by the other beneficial owners of more than 10% of our common stock except that Douglas H. Reece reported late his initial statement of beneficial ownership on a Form 3, Messrs. Grover, Hewitt, Ryles, Scurlock, Young, Toups, McNew, Foley and Sciacca each reported the grant of stock options late on a Form 4 and Messrs. Reece, Grover, Hewitt, Ryles, Scurlock, Young, Toups, McNew, Foley and Sciacca each reported the grant of stock options late on an amended Form 4. On making the foregoing statements, we relied upon copies of the reporting forms that we received and certain written representations.
SHAREHOLDER PROPOSALS
     Pursuant to the proxy rules under the Exchange Act, our shareholders are notified that the deadline for providing us with timely notice of any shareholder proposal to be submitted outside of the Rule 14a-8 process for consideration at our 2008 annual meeting of shareholders will be June 5, 2008. As to all such matters which we do not have notice on or prior to June 5, 2008, discretionary authority shall be granted to the persons designated in the proxy card related to the 2008 annual meeting of shareholders. A shareholder proposal regarding the 2008 annual meeting of shareholders must be submitted to our office located at 5250 Cherokee Avenue, Alexandria, Virginia 22312, by June 5, 2008 to receive consideration for inclusion in our 2008 proxy materials. Any such proposal must also comply with the proxy rules under the Exchange Act, including Rule 14a-8.
OTHER MATTERS
     As of the date of this proxy statement, the Board of Directors knows of no additional matters to be presented for vote of the shareholders at the Annual Meeting, other than the approval of the minutes of the last shareholders’ meeting, which action shall not be construed as approval or disapproval of any of the matters referred to in such minutes, nor has it been advised that others will present any other matters. Should any matters be properly presented at the Annual Meeting for a vote of the shareholders, the proxies will be voted in accordance with the best judgment of the proxy cardholders.

ANNUAL REPORT
     This proxy statement is accompanied by the Annual Report to Shareholders for the year ended March 31, 2007, which includes a copy of our annual report on Form 10-K for the year ended March 31, 2007 as filed with the SEC. Only the portions of the Form 10-K that are incorporated by reference above are a part of the proxy solicitation materials.
     EACH PERSON SOLICITED HEREUNDER CAN OBTAIN AN ADDITIONAL COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED MARCH 31, 2007, AND ANY AMENDMENTS THERETO, WITHOUT CHARGE, EXCEPT FOR EXHIBITS TO THE REPORT, BY SENDING A WRITTEN REQUEST TO: HALIFAX CORPORATION OF VIRGINIA, 5250 CHEROKEE AVENUE, ALEXANDRIA, VA 22312, ATTENTION: CORPORATE SECRETARY.

By Order of the Board of Directors

/s/ Ernest L. Ruffner
Ernest L. Ruffner Secretary

Appendix A
AUDIT COMMITTEE CHARTER
HALIFAX CORPORATION OF VIRGINIA
AMENDED AND RESTATED AUDIT COMMITTEE CHARTER
I.	PURPOSE
     There shall be a committee of the board of directors (the “Board”) to be known as the Audit Committee (the “Committee”) of Halifax Corporation of Virginia (the “Company”). The Committee’s purpose is to:
     (A) oversee the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company; and
     (B) prepare a Committee report as required by the rules of the Securities and Exchange Commission (“SEC”).
II.	COMPOSITION
     The Committee shall have at least three (3) members, each of whom must meet the following conditions: (i) satisfy the independence standards specified in Section 121A of the American Stock Exchange Company Guide (the “AMEX Company Guide”) (except as set forth in Section 121B(2)(b) of the AMEX Company Guide); (ii) meet the criteria for independence set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (subject to the exemptions provided in Rule 10A-3(c)); and (iii) be able to read and understand fundamental financial statements, including a Company’s balance sheet, income statement, and cash flow statement. Additionally, the Company must certify that it has, and will continue to have, at least one member of the Committee who is financially sophisticated in that such member has past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including, but not limited to, being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.
     The Board shall elect or appoint a chairperson of the Committee (or, if it does not do so, the Committee members shall elect a chairperson by vote of a majority of the full committee); the chairperson will have authority to act on behalf of the Committee between meetings.
     A member of the Committee shall promptly notify the Committee and the Board if the member is no longer an independent director and such member shall be removed from the Committee unless the Board determines that an exception to the independent director requirement is available under the applicable section of the AMEX Company Guide with respect to such member’s continued membership and that an exception should be made.

III.	MEETINGS AND PROCEDURES
Consistent with the Company’s Articles of Incorporation, Bylaws and applicable state law, the following shall apply:
•	The Committee shall fix its own rules of procedure, which shall be consistent with the Bylaws of the Company and this Charter.

•	The Committee shall meet at least four times per year on a quarterly basis, or more frequently as circumstances require. One or more meetings may be conducted in whole or in part by telephone conference call or similar means if it is impracticable to obtain the personal presence of each audit committee member. The Company shall make available to the Committee, at its meetings and otherwise, such individuals and entities as may be designated from time to time by the Committee, such as members of management including (but not limited to) the internal audit and accounting staff, the independent auditors, inside and outside counsel, and other individuals or entities (whether or not employed by the Company and including any corporate governance employees and individuals or entities performing internal audit services as independent contractors).

•	The chairperson of the Committee or a majority of the members of the Committee may call special meetings of the Committee.

•	The chairperson, in consultation with other members of the Committee, shall set the length of each meeting and the agenda of items to be addressed at each meeting and shall circulate the agenda to each member of the Committee in advance of each meeting.

•	A majority of the members of the Committee shall constitute a quorum.

•	The Committee may request that any directors, officers or employees of the Company, or other persons whose advice and counsel are sought by the Committee, attend any meeting of the Committee and/or provide such pertinent information as the Committee requests.

•	The Committee shall keep written minutes of its meetings, which minutes shall be maintained by the Company with the books and records of the Company. The chairperson may designate an officer or employee of the Company to serve as secretary to the Committee.
IV.	DUTIES AND RESPONSIBILITIES

The duties and responsibilities of the Committee shall be as follows:
•	Be directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged (including resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company, and each such registered public accounting firm must report directly to the Committee;

•	Establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential, anonymous submissions by Company employees of concerns regarding questionable accounting or auditing matters;

•	Have the authority to engage independent counsel and other advisers, as it determines necessary to carry out its duties;

•	Receive appropriate funding from the Company, as determined by the Committee in its capacity as a committee of the Board, for payment of: (i) compensation to any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company; (ii) compensation to any advisers employed by the Committee; and (iii) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties;

•	Ensure its receipt from the outside auditors of a formal written statement delineating all relationships between the auditor and the Company, consistent with Independence Standards Board Standard 1, and actively engage in a dialogue with the auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditor and for taking, or recommending that the full Board take, appropriate action to oversee the independence of the outside auditor;

•	Report regularly to the Board;

•	Make an annual performance evaluation of the Committee;

•	Review and assess the adequacy of the Committee’s charter annually;

•	Comply with all preapproval requirements of Section 10A(i) of the Exchange Act and all SEC rules relating to the administration by the Committee of the auditor engagement to the extent necessary to maintain the independence of the auditor as set forth in 17 C.F.R. § 210.2-01(c)(7);

•	Approve all related party transactions;

•	Make such other recommendations to the Board on such matters, within the scope of its function, as may come to its attention and which in its discretion warrant consideration by the Board; and

•	Act as a qualified legal compliance committee as defined in 17 C.F.R. § 205.2.

V.	DELEGATION
     Any duties and responsibilities of the Committee, including, but not limited to, the authority to preapprove all audit and permitted non-audit services, may be delegated to one or more members of the Committee or a subcommittee of the Committee.
VI.	LIMITATIONS
     The Committee is responsible for the duties and responsibilities set forth in this charter, but its role is oversight and therefore it is not responsible for either the preparation of the Company’s financial statements or the auditing of the Company’s financial statements. The members of the Committee are not employees of the Company and may not be accountants or auditors by profession or experts in accounting or auditing. Management has the responsibility for preparing the financial statements and implementing internal controls and the independent auditors have the responsibility for auditing the financial statements and monitoring the effectiveness of the internal controls, subject, in each case, to the oversight of the Committee described in this charter. The review of the financial statements by the Committee is not of the same character or quality as the audit performed by the independent auditors. The oversight exercised by the Committee is not a guarantee that the financial statements will be free from mistake or fraud. In carrying out its responsibilities, the Committee believes its policies and procedures should remain flexible in order to best react to a changing environment.

ANNUAL MEETING OF SHAREHOLDERS OF HALIFAX CORPORATION OF VIRGINIA November 2, 2007 Please date, sign and mail your proxy card in the envelope provided as soon as possible. ?Please detach along perforated line and mail in the envelope provided.? THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL OF THE DIRECTOR NOMINEES. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE: : 1. To elect seven directors, each for a one year term to 2. To transact such other business as may properly come serve until his successor is duly elected and qualified, as before the meeting or any of the postponements or more fully described in the accompanying proxy adjournments thereof. statement. NOMINEES: FOR ALL NOMINEES { John H. Grover THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED { John M. Toups HEREIN BY THE UNDERSIGNED { Daniel R. Young SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL OF { Thomas L. Hewitt THE DIRECTOR NOMINEES. IF ANY OTHER { Arch C. Scurlock, BUSINESS IS PRESENTED AT THE MEETING, Jr. THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST { Gerald F. Ryles JUDGMENT. AT THE PRESENT TIME, THE { Charles L. McNew BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING. Should the undersigned be present and choose to vote at WITHHOLD AUTHORITY the Annual Meeting or at any postponements or FOR ALL NOMINEES adjournments thereof, and after notification to the Secretary of Halifax Corporation of Virginia at the Annual Meeting of the shareholder’s decision to FOR ALL EXCEPT (See terminate this proxy, then the power of such attorneys or instruction below) proxies shall be terminated and shall have no force and effect. This proxy may also be revoked by filing a INSTRUCTION: To withhold authority to vote for written notice of revocation with the Secretary or by duly any individual nominee(s), mark “FOR ALL executing a proxy bearing a later date. EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: z The undersigned acknowledges receipt with this Proxy, a copy of the Proxy Statement for the Annual Meeting of Shareholders to be held November 2, 2007 and 2007

Annual Report to Shareholders. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE. MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING To change the address on your account, please check the box and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Shareholder Signature of Shareholder: ___ ___Date: ___Date: ___Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

HALIFAX CORPORATION OF VIRGINIA 5250 Cherokee Avenue Alexandria, Virginia 22312 Annual Meeting of Shareholders to be held on November 2, 2007 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Ernest L. Ruffner and Joseph Sciacca or either of them, as proxies and attorneys in fact with full power of substitution to represent and to vote for the undersigned all shares of Common Stock, $0.24 par value, of Halifax Corporation of Virginia that the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of Halifax Corporation of Virginia to be held on November 2, 2007 and at any postponement or adjournment thereof. The undersigned directs this proxy to vote as indicated on this proxy card. THE PROXY AGENTS PRESENT AND ACTING IN PERSON OR BY THEIR SUBSTITUTES (OR, IF ONLY ONE IS PRESENT AND ACTING, THEN THAT ONE) MAY EXERCISE ALL THE POWERS CONFERRED BY THIS PROXY. DISCRETIONARY AUTHORITY IS CONFERRED BY THIS PROXY AS TO CERTAIN MATTERS DESCRIBED IN THE HALIFAX CORPORATION OF VIRGINIA PROXY STATEMENT. (Continued and to be signed on the reverse side) ___